Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES NON-CORE ASSET SALE - DIVESTS INTEREST IN SYNCRUDE JOINT VENTURE FOR C$937 MILLION

EL DORADO, Arkansas, April 27, 2016 - Murphy Oil Corporation (NYSE: MUR) today announced that its Canadian subsidiary has signed a purchase and sale agreement for the sale of its Syncrude Canada Ltd. ("Syncrude") asset to Suncor Energy Inc. ("Suncor"), for approximately C$937 million, subject to closing adjustments. The company will divest its five percent, non-operated working interest in Syncrude subject to regulatory approval and normal closing conditions, and is anticipated to close mid-year 2016. The oil sands property located in Alberta, Canada, averaged 15,600 barrels of oil equivalent per day (net) in first quarter 2016.

"We are pleased to announce this transaction with a strategic buyer as we continue with the repositioning of our portfolio. Syncrude has been an integral piece of our production and reserve base for over 22 years. During that time we have increased our overall resource base significantly and we continue to narrow our scope as an independent oil and natural gas company. In recent years we have balanced our offshore business by strategically entering into the onshore unconventional space in North America. The sale of Syncrude will further place our focus in North America on our unconventional assets while simultaneously strengthening the financial flexibility of our balance sheet," stated Roger W. Jenkins, President and Chief Executive Officer of Murphy Oil Corporation.

ABOUT MURPHY OIL CORPORATION
Murphy Oil Corporation is a global independent oil and natural gas exploration and production company, with proved reserves of 774 million barrels of oil equivalent at year-end 2015. The Company's diverse resources base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as, North American onshore plays in the Eagle Ford Shale and Montney.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "targets", "expectations", "plans", "forecasts", "projections" and other comparable terminology often identify forward-looking statements. These statements, which express management's current views concerning future events or results are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a deterioration in the business or prospects of Murphy, adverse developments in Murphy business' markets, adverse developments in the U.S. or global capital markets, credit markets or economies in general. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards.  For further discussion of risk factors, see Murphy's 2015 Annual Report on Form 10-K, on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

For further information contact Kelly Whitley, Vice President, Investor Relations and Communications at 281-675-9107